EXHIBIT 12.1


                              ENGELHARD CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (Dollars in Thousands)

                        Three Months Ended
                             March, 31                Year Ended December 31,
                        ----------------------------------------------------------------
                                1996       1995      1994       1993      1992      1991
                                ----       ----      ----       ----      ----      ----

Income from continuing
operations before
provision for income taxes      $45,531  $185,312  $157,306   $(4,709)  $133,858  $117,569

Add/(deduct)

  Portion of rents
  representative
  of the interest factor          1,175     4,700     4,800     4,500      4,000     4,200

  Interest on indebtedness        9,527    31,326    21,954    13,696     16,231    21,658

  Equity dividends                    0     3,411     3,800     2,600      3,100     3,200

  Equity (earnings)/loss            927      (695)     (632)   (3,443)    (7,445)   (5,024)
                                -------  --------   -------    ------    -------   -------
  Earnings as adjusted          $57,160  $224,054   187,228    12,644    149,744   141,603
                                =======  ========   =======    ======    =======   =======


Fixed Charges

  Portion of rents
  representative
  of interest factor            $ 1,175   $ 4,700     4,800     4,500      4,000     4,200

  Interest on indebtedness        9,527    31,326    21,954    13,696     16,231    21,658

  Capitalized Interest              119     1,000       800     2,700        400       110
                                -------  --------   -------    ------    -------   -------
                                $10,821   $37,026   $27,554   $20,896    $20,631   $25,968
                                =======  ========   =======    ======    =======   =======
Ratio of Earnings to
Fixed Charges                      5.28      6.05      6.79        (a)      7.26      5.45

(a) For fiscal 1993, earnings were insufficient to cover fixed charges by approximately $8.3 million. Earnings in 1993 were negatively impacted by a charge of approximately $148 million for the realignment and consolidation of businesses







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      and environmental matters.  Without such charge, the ratio of earnings to fixed charges for fiscal 1993 would have been 7.14.